Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

CERTIFICATE OF DESIGNATION OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF SEQUENOM, INC.

(Pursuant to Section 151 of the General Corporation Law

of the State of Delaware)

SEQUENOM, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: The name of the corporation is SEQUENOM, INC. The date on which the corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is February 14, 1994.

SECOND: The corporation filed on October 22, 2001 with the Secretary of State of the State of Delaware a Certificate of Designation of Series A Junior Participating Preferred Stock designating the rights, preferences and privileges of the corporation’s Series A Junior Participating Preferred Stock.

THIRD: The Board of Directors of the corporation, acting in accordance with the provisions of DGCL, adopted the following resolutions:

RESOLVED, that none of the authorized shares of the corporation’s Series A Junior Participating Preferred Stock are outstanding, and that none will be issued subject to the Certificate of Designation of Series A Junior Participating Preferred Stock previously filed with respect to such shares; and

RESOLVED FURTHER, that the proper officers of the corporation are hereby authorized and directed to take all such actions as they may deem to be necessary or advisable in order to file a certificate with the Secretary of State of the State of Delaware to eliminate all provisions set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock pursuant to Section 151(g) of the DGCL.

FOURTH: That all provisions set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock are hereby eliminated.

IN WITNESS WHEREOF, Sequenom, Inc. has caused this Certificate of Elimination to be signed by its President and Chief Executive Officer as of June 6, 2006.

SEQUENOM, INC.

By:	/s/ Harry Stylli
Harry Stylli President and Chief Executive Officer